                                                                    Exhibit 10.7

                                                                  EXECUTION COPY

                                 US$4,850,595.80

                       AMENDED AND RESTATED LOAN AGREEMENT

                                     between

                            MASTELLONE HERMANOS S.A.
                                  as Borrower,

                                       and

                              RABOBANK CURACAO N.V.
                                    as Lender

                       ----------------------------------

                          Dated as of November 7, 2003
                       ----------------------------------

         AMENDED AND RESTATED LOAN AGREEMENT, dated as of November 7, 2003, by and between Mastellone Hermanos S.A., a corporation organized and existing under the laws of the Republic of Argentina, as borrower (the "Borrower"), and
Rabobank Curacao N.V., a financial entity organized and existing under the laws of the Netherlands Antilles, as lender (the "Lender").

                                   WITNESSETH

(A) WHEREAS on August 16, 1996, the Lender and the Borrower entered into a loan agreement for an original principal amount of US$20,900,000 (the "First Credit
Facility"), of which US$4,055,917.40 remains outstanding as of the date hereof in concept of principal, and US$39,081.02 remains outstanding as of the date hereof in concept of interest;

(B) WHEREAS on August 16, 1996, the Lender and the Borrower entered into a loan agreement for an original principal amount of US$4,000,000 (the "Second Credit
Facility" and together with the First Credit Facility, the "Credit Facilities"), of which US$794,678.40 remains outstanding as of the date hereof in concept of principal, and US$15,144.80 remains outstanding as of the date hereof in concept of interest;

(C) WHEREAS as from April 30, 2002, the Borrower is in breach of its payment obligations under the Credit Facilities, which were accelerated by the Lender by written notice to the Borrower dated April 23, 2003;

(D) WHEREAS as of the date hereof, (i) the aggregate amount of principal outstanding under the Credit Facilities arises to the sum of US$4,850,595.80
("Outstanding Principal Amount"), and (ii) the aggregate amount of interest outstanding under the Credit Facilities arises to the sum of US$54,225.82;

(E) WHEREAS, the Borrower has requested, and the Lender has agreed, to amend and restate the Credit Facilities in order to refinance the Outstanding Principal
Amount due by the Borrower to the Lender under the Credit Facilities, in accordance with the terms and subject to the conditions set forth in this
Amended and Restated Loan Agreement (the "Agreement");

         NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree to extend the tenor and modify the terms of the Credit Facilities as follows:

         SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION.

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined, except as otherwise provided):

         "Affiliate" shall mean, with respect to any Person, any other Person
(other than an individual) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of SECTION 8.4 of this Agreement, an Affiliate of the Borrower or its Subsidiaries shall include any Person that directly or indirectly holds more than 10% of

the capital stock and/or votes of each of the Borrower or its Subsidiaries, and any officer or director of the Borrower or its Subsidiaries or any such Person.
A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" shall mean this Amended and Restated Loan Agreement, as modified, supplemented or amended from time to time.

         "Argentina" shall mean the Republic of Argentina.

         "Argentine Bankruptcy Law" shall mean the Argentine Bankruptcy Law N(0)
24,522 as amended.

         "Argentine GAAP" shall mean generally accepted accounting principles in
Argentina.

         "Assets" shall mean the aggregate (as of the relevant date for calculation) of all of the assets of the Borrower and its Subsidiaries, on a
Consolidated basis without duplication, which would, in accordance with
Argentine GAAP, be classified as assets of a company conducting a business the same as or similar to that of the Borrower and its Subsidiaries, after deducting adequate reserves in each case in which a reserve is proper in accordance with
Argentine GAAP.

         "Auditors" shall have the meaning provided in SECTION 8.9.

         "Basle Accords" shall mean the international banking supervision standards set by the Basle Committee on Banking Supervision.

         "Basle Bank" shall mean a lending office of a Financial Institution located in a country outside Argentina in which the central bank or similar
Governmental Authority has adopted the Basle Accords and such applicable lending office is authorized to take deposits and provide loans to residents in such country in accordance with the Argentine Decree 1531/98.

         "Board of Directors" shall mean the Board of Directors of the Borrower and/or its respective Subsidiaries.

         "Borrower" shall mean Mastellone Hermanos S.A.

         "Business Day" shall mean any day except Saturday, Sunday and any day which shall be in New York, Curacao or Buenos Aires a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close in any such city.

         "Central Bank" shall mean the Central Bank of the Republic of
Argentina.

         "Commercial Companies Law" shall mean the Argentine Commercial
Companies Law N(0) 19,550, as amended.

         "Consolidated" refers to the consolidation of accounts in accordance with Argentine GAAP with respect to the accounts of the Borrower and those of its Subsidiaries, whose accounts are required to be consolidated with those of the Borrower or its Subsidiaries in accordance with the consolidation principles of Argentine GAAP.

         "Consolidated Subsidiaries" shall mean, as to any Person, all
Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with Argentine GAAP.

         "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other Person
(the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (ii) to advance or supply funds (y) for the purchase or payment of any such primary obligation or (z) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the holder of such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such
Contingent Obligation is made (subject to any limitation therein) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "Credit Document/s" shall mean and include this Agreement, the Security
Documents, the Note, and all other agreements and instruments executed and/or delivered, or to be executed and/or delivered, in connection therewith as amended, supplemented or modified from time to time.

         "Default" shall mean any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

         "Directors" shall mean the members of the Board of Directors.

         "Dollars" and the sign "US$" shall mean the lawful currency of the
United States.

         "Event of Default" shall have the meaning provided in SECTION 9 of this
Agreement.

         "Export Contract" shall mean the US$ 27,430,000 export contract relating to the delivery by Niro of capital goods for the building of a milk powder production plant in the Province of Buenos Aires, entered into between
Niro and the Borrower on August, 1996.

         "Financial Institution" shall mean any Person duly authorized to intermediate in the supply and demand of financial resources, in accordance with applicable Laws.

         "Fixed Assets" shall mean the tangible properties of the Borrower and its Subsidiaries, consisting of plants, machinery, equipment, furniture and fixtures, and leasehold improvements comprising such fixed assets.

         "Governmental Authority" shall mean any ministry, administrative department, agency, commission, bureau, board, regulatory authority, registry, instrumentality, corporation or other governmental body, entity, judicial or administrative body or court (including, without limitation, banking and taxing authorities) of, or owned or controlled by, as the case may be, the Netherlands
Antilles or Argentina, or any political subdivision thereof.

         "Guarantee of GEA" shall mean the new guarantee ("Burgschaft") in the form of EXHIBIT H to be granted by GEA Aktiengesellschaft ("GEA") in favor of the Lender, simultaneously with the execution of this Agreement, to guarantee payment by Niro to the Lender of the amounts owed under the Guarantee of Niro, for a principal amount of US$794,678.40, plus interest, punitory interest up to a rate of 2.5% per annum, fees and expenses hereunder. Once executed by GEA and delivered to the Lender, the Guarantee of GEA shall replace the "Burgschaft"
dated August 30, 1996 granted by GEA in favor of the Lender to secure payments owed by the Borrower under the Second Credit Facility. The Guarantee of GEA shall be governed by the laws of Germany and subject to the non-exclusive jurisdiction of the competent courts of Bochum in the Federal Republic of
Germany.

         "Guarantee of Niro" shall mean the new guarantee in the form of EXHIBIT
G to be granted by Niro A/S Copenhagen, Denmark ("Niro") in favor of the Lender, simultaneously with the execution of this Agreement, to guarantee the amounts owed by the Borrower hereunder, up to a principal amount of US$794,678.40, plus interest, punitory interest up to a rate of 2.5% per annum, fees and expenses hereunder. Once executed by Niro and delivered to the Lender, the Guarantee of
Niro shall replace the guarantee dated August 26, 1996 granted by Niro in favor of the Lender to secure payments owed by the Borrower under the Second Credit
Facility. The Guarantee of Niro shall be governed by the laws of Denmark and subject to the non-exclusive jurisdiction of the courts of Copenhagen.

         "Indebtedness" shall mean, as to any Person, without duplication, (i)
all financial indebtedness of such Person, including all obligations of such
Person incurred with any Financial Institution, either local or foreign, or evidenced by notes, bonds, debentures or similar debt instruments, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all indebtedness secured by any Lien on any property owned by such
Person, whether or not such indebtedness has been incurred by such Person, (iv)
all obligations of such Person under leases which are, or are required to be, treated as capital leases under Argentine GAAP.

         "Indebtedness Subject to the Refinancing" shall have the meaning provided in SECTION 6.20 of this Agreement.

         "Interest Determination Date" shall mean the last Business Day prior to the commencement date of any Interest Period.

         "Interest Period" shall mean, for interest determination purposes under this Agreement, consecutive periods of three (3) months, the first of which shall be irregular and commence on the date of execution of this Agreement and end on December 30, 2003.

         "Interest Rate" shall have the meaning specified in SECTION
2.3 (A) of this Agreement.

         "Law" shall mean any constitution, treaty, convention, statute, law, code, ordinance, decree, order, rule, regulation, guideline, interpretation, direction, policy or request, or judicial or arbitral decision, of a
Governmental Authority or a U.S. or other foreign authority, where applicable.

         "Lender" shall mean Rabobank Curacao N.V., its respective successors and assignees.

         "Liabilities" shall mean (as of the relevant date for calculation) the liabilities (including Indebtedness on a Consolidated basis for the Borrower and its Subsidiaries without duplication) on a Consolidated basis for the Borrower and its Subsidiaries as per Argentine GAAP.

         "LIBOR" shall mean with respect to any Interest Period, (i) the rate per annum which is the offered rate for Dollar deposits with a term approximately equal to such Interest Period that appears on the "LIBO" screen of
"The Reuter Monitor Money Rate Service" at approximately 11:00 A.M. (London time) on the date which is two (2) Business Days prior to the commencement of such Interest Period. If LIBOR is for any reason not available, or does not accurately reflects the costs of funding of the Lender, LIBOR shall mean the interest rate which accurately reflects such costs of funding, as determined by the Lender in good faith.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, fiduciary transfer, guarantee, escrow, usufruct, deposit arrangement, charge, encumbrance, privilegio (general or special), lien (statutory or other), preference, security interest, priority or any other security agreement or preferential arrangement of any kind or nature whatsoever having the effect of constituting a security interest (including, without limitation, hipoteca, prenda and anticresis and any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice Law, and any lease having substantially the same effect as any of the foregoing).

         "Loan" shall mean the commitment of the Lender to refinance the
Outstanding Principal Amount in favor of the Borrower subject to the terms and conditions contained in this Agreement.

         "Losses" shall have the meaning provided in SECTION 10.1 of this
Agreement.

         "Margin" means 180 basis points (1.80%) per annum.

         "Material Adverse Effect" shall mean, at the sole opinion of the
Lender, any material adverse effect on, (i) the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower or its Subsidiaries, or (ii) the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents or the legality, validity, binding effect or enforceability of any provision of this Agreement or any of the other Credit Documents.

         "Mortgage" shall mean the existing mortgage in first rank of priority granted by the Borrower as security of the Credit Facilities, granted under the following instruments: (i) Public Deed N(0) Five Hundred and Seventy One, dated
November 29, 1996, passed by Notary Public Francisco Jose del Castillo, title owner of Notary Registry N(0) 249 of the City of Buenos Aires, on First
Testimony dated December 2, 1996, (ii) Public Deed N(0) Three Hundred and
Seventy Eight, dated August 21, 1997, passed by Notary Public Francisco Jose del
Castillo, title owner of Notary Registry N(0) 249 of the City of Buenos Aires,
on First Testimony dated August 21, 1997, and (iii) Public Deed N(0) Three
Hundred and Seventy Nine, dated August 21, 1997, passed by Notary Public
Francisco Jose del Castillo, title owner of Notary Registry N(0) 249 of the City of Buenos Aires, on First Testimony dated August 21, 1997; copy of which are attached hereto as EXHIBIT E, which shall secure full payment of the Outstanding
Amount, plus interest, fees and expenses hereunder.

         "Note" shall have the meaning provided in SECTION 5 (A) of this
Agreement.

         "Obligations" shall mean all present and future obligations, liabilities and other amounts owing to the Lender pursuant to the terms of this
Agreement or any of the other Credit Documents.

         "Operational Assets" shall mean, as to any Person during the ordinary course of its business, any asset account on a balance sheet representing paper currency and coins, negotiable money orders and checks, bank balances, instruments or investments of such high liquidity and safety that they are virtually as good as cash, invoices, trade receivables and inventories.

         "Other Outstanding Amounts" shall mean the aggregate of (i)
US$54,225.82 corresponding to interest under the Credit Facilities as provided for in SECTION 5 (K) of this Agreement, plus (ii) costs and expenses mentioned in SECTION 5 (F) and (L).

         "Outstanding Amount" shall mean the Outstanding Principal Amount, less principal to be paid by the Borrower on the date hereof, in accordance with the terms of SECTION 5 (J) of this Agreement.

         "Outstanding Principal Amount" shall mean the aggregate of
US$4,850,595.80 outstanding under the Credit Facilities as of the date hereof.

         "Payment Office" shall mean the account at The Bank of New York, One
Wall Street, New York, NY, USA; SWIFT Address: IRVTUS3N; ABA # 021000018, for
credit to Rabobank Curacao N.V.; Account No. 890-0460-792; Reference: Mastellone
Hermanos S.A.

         "Person" shall mean any individual, partnership, limited partnership, joint venture, firm, corporation, association, trust or other enterprise or any
Governmental Authority.

         "Pesos" and the sign "$" shall mean the lawful currency of Argentina.

         "Pledge" shall mean the existing registered pledge in first rank of priority granted by the Borrower in favor of the Lender as security of the
Credit Facilities over equipment and inventory of the Borrower's milk powder production plant, and all other equipment and inventory imported by the Borrower from Niro under the Export Contract, granted under the following instrument:
Registered Pledge Agreement dated August 29, 1996, registered before the
National Registry of Pledged Credits (Office of Lujan, Province of Buenos Aires)
on September 18, 1996, under N(0) 22055, and renewed on October 21, 2001, under
N(0) 22055, copy of which is attached hereto as EXHIBIT F, which shall secure full payment of the Outstanding Amount, plus interest, fees and expenses hereunder.

         "Proceedings" shall have the meaning provided in SECTION 10.7 (D) of this Agreement.

         "Reference Banks" shall mean the principal London offices of four major banks in the London interbank market, as selected by the Lender.

         "Requirement" shall have the meaning stated in SECTION 7.10.

         "Restriction" shall have the meaning stated in Section 4.3 (A).

         "Revenue" shall mean, for any period, Consolidated revenue of the
Borrower or any of its Subsidiaries for such period as determined in accordance with Argentine GAAP.

         "Scheduled Repayment Date" shall have the meaning provided in SECTION
4.1 of this Agreement.

         "Scheduled Repayment" shall have the meaning provided in SECTION 4.1 of this Agreement.

         "Securities" shall mean and include (i) the Mortgage, (ii) the Pledge, and (iii) the Guarantee of Niro and the Guarantee of GEA.

         "Security Documents" shall mean and include the Securities and any other document or instrument executed and delivered in connection therewith and any other agreement entered into from time to time securing the Obligations.

         "Subsidiary" shall mean, as to the Borrower, (i) any partnership, association, joint venture or other entity more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Borrower and/or one or more Subsidiaries of the Borrower, and (ii) any partnership,

association, joint venture or other entity in which the Borrower and/or one or more Subsidiaries of the Borrower has more than a 50% equity interest at the time.

         "Surveillance Committee" shall mean de Surveillance Committee of each of the Borrower and its Subsidiaries in accordance with the provisions of the
Commercial Companies Law.

         "Taxes" shall have the meaning provided in SECTION 4.4 (A) of this
Agreement.

         "United States" and "U.S." shall each mean the United States of
America.

         "VAT" shall have the meaning set forth in SECTION 4.4 (A) of this
Agreement.

         "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock and votes (other than director's qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable Law) is at the time owned by such
Person and/or one or more Wholly-Owned Subsidiaries of such Person, and (ii) any partnership, association, limited liability company, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such
Person has a 100% equity interest and votes at such time.

         1.2 Principles of Construction.

         (a) All references to Sections, Schedules and Exhibits are to Sections,
Schedules and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (b) All accounting terms shall be construed in accordance with
Argentine GAAP in conformity with those used in the preparation of the financial statements referred to in SECTION 6.9 of this Agreement, and based on the
Borrower's financial statements for the relevant period.

         SECTION 2. THE REFINANCING.

         2.1 Lender's consent.

         (a) The Borrower has requested and the Lender has agreed, to amend and restate the Credit Facilities in order to refinance the Outstanding Principal
Amount with effects as of the date hereof and subject to the provisions contained in this Agreement.

         (b) As a result of the refinancing of the Outstanding Principal Amount, the Borrower irrevocably acknowledges to owe the Lender the Outstanding
Principal Amount plus the interest, costs and expenses provided for in this
Agreement.

         2.2 Lender's Accounts.

         The Lender will maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower as a result of the refinancing of the Outstanding Principal Amount agreed herein, including the amounts of principal, interest and other amounts paid and those payable to the
Lender from time to time under this Agreement evidencing such Indebtedness. The entries made by the Lender in such accounts shall constitute prima facie evidence of the existence and amounts of the Indebtedness and other obligations under this Agreement therein recorded; provided, however, that the failure of the Lender to maintain such account or accounts, or any error therein, shall not in any manner affect the obligations of the Borrower to pay the Outstanding
Principal Amount to the Lender, accrued interest thereon and other Obligations incurred by the Borrower hereunder in accordance with the terms of this
Agreement.

         2.3 Interest

         (a) The Borrower agrees to pay interest in respect of the balance under the Outstanding Amount at a rate per annum of LIBOR plus the Margin (the
"Interest Rate"). Interest on the balance under the Outstanding Amount shall be payable (i) on each Scheduled Repayment Date, together with the corresponding
Scheduled Repayment, and (ii) on any repayment or prepayment of principal (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

         (b) On each Interest Determination Date, the Lender shall determine
LIBOR for the Interest Period applicable to the balance under the Outstanding
Amount and shall promptly notify the Borrower thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on the
Borrower. If, on the Interest Determination Date, the display designated as
"LIBO" screen of "The Reuter Monitor Money Rate Service" (or such other page as may replace such page on such service, or on another service designated by the
British Bankers' Association, for the purpose of displaying the rates at which
Dollar deposits with a term approximately equal to the relevant Interest Period are offered by leading banks in the London interbank deposit market) is not being displayed, the Lender will request the Reference Banks to provide the
Lender with their offered quotations for deposits in Dollars for such Interest
Period to prime banks in the London interbank market at approximately 11:00 A.M.
(London time) on such Business Day and in a principal amount equal to the balance under the Outstanding Amount. If at least two (2) such quotations are provided, LIBOR shall be calculated using the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of such quotations. If fewer than two (2) Reference Banks provide quotations to the Lender to determine LIBOR, then (i) the Lender shall forthwith notify the Borrower that LIBOR cannot be determined, and (ii) the balance under the Outstanding Amount shall bear interest at a rate per annum equal to the sum of the cost of funds of the Lender plus the Margin until such time as LIBOR can be determined.

         (c) Overdue principal and, to the extent permitted by Law, overdue interest in respect of the Outstanding Amount and any other overdue amount payable by the Borrower hereunder shall bear, in addition to the Interest Rate, interest at a rate per

annum equal to 10%, in each such case accruing from the date on which such amount was due, until its fully paid by the Borrower.

         SECTION 3. COMPENSATION. INCREASED COSTS. ILLEGALITY.

3.1 The Borrower shall compensate the Lender, upon its written request (which request shall set forth the basis for requesting such compensation and shall, absent manifest error, be final and conclusive and binding on the Borrower), for all reasonable losses, expenses and liabilities which the Lender may sustain:
(i) if any payment of interest and/or payment (including, without limitation, any prepayment made pursuant to SECTIONS 4.2 of this Agreement) occurs on a date which is not the last Business Day of the Interest Period with respect thereto;
(ii) if any prepayment of any portion of the Outstanding Principal Amount is not made on any date specified in a notice of prepayment given by the Borrower; or
(iii) as a consequence of failure by the Borrower to pay any portion of the
Outstanding Principal Amount, either of principal or interest, when required by the terms of this Agreement.

3.2 In the event that the Lender shall have determined in good faith (which determination shall be prima facie evidence thereof) that any change in any Law by any Governmental Authority (including any U.S. or other foreign governmental authority) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital adequacy requirement or similar requirement against assets held by, or deposited in or for the account of the Lender, or imposes upon the Lender any other condition with respect to the Borrower's performance of this Agreement or the other Credit Documents (other than Taxes), and the result of any of the foregoing is to increase the cost of the Lender, reduce the income receivable by the Lender or impose any expense upon the Lender with respect to this Agreement, the Lender will give notice of such event to the
Borrower within ninety (90) days thereof. The Borrower agrees to pay to the
Lender the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, within three (3) Business Days upon presentation by the Lender of a statement indicating the amount thereof and setting forth the Lender's calculation therefor.

3.3 If, after the date of this Agreement, any change is made in any applicable
Law which makes unlawful for the Lender to continue to maintain any amounts due under this Agreement (such change, an "Illegality"); then, the Borrower, shall, upon request by the Lender, prepay in full on the next interest payment date and/or Scheduled Repayment Date (or upon such earlier date as the Lender may advise the Borrower is the latest day permitted by the relevant change in the applicable Law), that affected part of the Outstanding Amount due hereunder, together with all accrued interest on that portion of the Outstanding Amount.

         SECTION 4. PAYMENTS AND PREPAYMENTS.

         4.1 Payment of the Outstanding Principal Amount. The Borrower shall pay on each date set forth below the principal amount set forth below opposite such date (each such payment date, a "Scheduled Repayment Date" and each such principal amount, a "Scheduled Repayment"):

          Scheduled Repayment Dates                  Scheduled Repayment
          -------------------------                  -------------------

          November 7, 2003                           US$1,018,625.12
          December 30, 2003                          US$485,059.58
          March 30, 2004                             US$485,059.58
          June 30, 2004                              US$485,059.58
          September 30, 2004                         US$297,098.99
          December 30, 2004                          US$297,098.99
          March 30, 2005                             US$297,098.99
          June 30, 2005                              US$297,098.99
          September 30, 2005                         US$297,098.99
          December 30, 2005                          US$297,098.99
          March 30, 2006                             US$297,098.99
          June 30, 2006                              US$297,098.99

         4.2 Voluntary Prepayments. The Borrower may prepay, in whole or in part, in any Scheduled Repayment Date, any portion of the Outstanding Amount
(including accrued interest thereon), on the following terms and conditions: (i)
the Borrower shall give the Lender at the Payment Office at least five (5)
Business Days' prior written notice of its intention to prepay a portion of the
Outstanding Amount; (ii) such prepayment shall be in an aggregate principal amount of at least US$100,000.00 plus interest thereon; and (iii) the Borrower shall pay all amounts owing under SECTION 3 of this Agreement. Each prepayment shall be applied to reduce the Scheduled Repayment in the inverse order of maturity.

         4.3 Method and Place of Payment.

         (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Lender not later than 12:00 P.M. (New
York time) on the date when due and shall be made exclusively in Dollars in immediately available funds at the Payment Office; provided, however, that if the Borrower is not able to so tender Dollars as a result of the adoption of a
Law, the taking of action by a Governmental Authority or the occurrence of any other circumstance which in any such case prohibits, prevents or limits the payment of Dollars, regarding which the Borrower has complied with all the
Requirements (a "Restriction"), the Borrower shall, during the continuance of such prohibition or restriction, make payments hereunder in Dollars (y) by purchasing with Pesos any public or private Dollar denominated bonds issued in
Argentina or any other Dollar denominated securities, and transferring and selling such instruments outside Argentina for Dollars, or (z) by any other lawful mechanism for the acquisition of Dollars, at the option of the Lender. No form of payment shall be deemed to constitute payment of the applicable
Obligation until receipt by the Lender of the full amount of Dollars due in respect thereof. All costs, expenses and taxes payable in connection with this
SECTION 4.3 (A) shall be for the account of the Borrower.

         (b) Whenever any Scheduled Repayment Date shall be a day which is not a
Business Day, such Scheduled Repayment Date shall be extended to the next immediately succeeding Business Day, and interest shall be payable at the
Interest Rate during such extension, unless the result of such extension would be to carry such Scheduled Repayment Date into another calendar month, in which event such Scheduled Repayment Date shall be the immediately preceding Business
Day.

         4.4 Net Payments. Best Efforts.

         (a) All payments made by the Borrower hereunder shall be made without set-off, counterclaim or other defense. All such payments shall be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by Argentina or any other jurisdiction from which the
Borrower elects to make payments or by any political subdivisions or taxing authorities thereof or therein (but excluding, any tax imposed on or measured by the net income of the Lender pursuant to the Laws of the jurisdiction -or any political subdivision or taxing authority thereof or therein- in which the principal office or Payment Office of the Lender is located) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes are so levied or imposed, the
Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein. The Borrower will furnish to the Lender within forty-five (45) calendar days after the date the payment of any Taxes is due pursuant to applicable Law, a certificate from the Auditors evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the
Lender, and reimburse the Lender upon its written request, for the amount of any
Taxes so levied or imposed and paid by the Lender. Without limiting the foregoing, the Borrower shall pay all Argentine value-added taxes ("VAT").

         (b) Notwithstanding the above, the Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would entitle it to give notice as stated in the previous paragraph, the Lender shall use its best efforts to maintain in effect the Loan through another lending office if as a result thereof, the increased costs would be avoided or materially reduced, provided that such action would not be materially disadvantageous to the Lender.

         SECTION 5. CONDITIONS PRECEDENT.

         The refinancing by the Lender of the Outstanding Principal Amount as
agreed herein is subject to the satisfaction of the following conditions precedent, which are being duly fulfilled simultaneously with the execution of this Agreement:

                  (a) Note. As of the date hereof, the Borrower has delivered to the Lender a promissory note governed by the laws of the Netherlands
         Antilles and subject to the non exclusive jurisdiction of the courts sitting in Curacao, substantially in the form of EXHIBIT A, duly executed and delivered by an authorized officer of the Borrower on the date hereof, with blanks appropriately completed in conformity herewith
         (the "Note"). The Note shall (i) be payable to the order of the Lender and be dated the date hereof, (ii) be in the amount of the Outstanding
         Principal Amount, (iii) bear the interest provided in SECTION 2.3 of this Agreement, and (iv) be entitled to the benefits of this Agreement.
         The Lender hereby returns to the Borrower two (2) promissory notes duly executed by the Borrower with respect to the Credit Facilities.

                  (b) Corporate Documents; Proceedings. As of the date hereof, the Lender has received all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated in this Agreement, satisfactory in form and substance to the Lender in all respects, and the Lender has received all information and copies of all documents and papers, including, without limitation, records of corporate proceedings and governmental approvals, if any, which the Lender reasonably may have requested in connection therewith, such documents and papers where appropriate are certified by the proper corporate authorities of the Borrower or Governmental Authorities.

                  (c) Officer's Certificate. As of the date hereof, the Lender has received from the Borrower a certificate, signed on behalf of the
         Borrower by its president or other authorized officer of the Borrower acceptable to the Lender, substantially in the form of EXHIBIT B, with appropriate insertions, together with a certified copy of the current by-laws and/or organizational documents (estatutos sociales) of the
         Borrower and the resolutions of the Borrower referred to in such certificate.

                  (d) Granting of New Securities. The Guarantee of Niro and the
         Guarantee of GEA has been duly granted as of the date hereof.

                  (e) Survival of Existing Securities. The Mortgage and the
         Pledge are in full force and effect as of the date hereof.

                  (f) Payment of Fees, Expenses, Taxes, etc. On the date hereof, and simultaneously with the execution of this Agreement, the Borrower pays to the Lender, at the Payment Office: (i) the sum of US$29,500.00
         plus VAT corresponding to (y) the legal fees incurred by the Lender with their external Argentine counsels Marval, O'Farrell & Mairal and
         Estudio Bosch in connection with the structuring and execution of this
         Agreement, and (z) the advisory fees incurred by Rabo Trading Argentina
         S.A. ("RTA") with Mr. Raul Filippi, external financial advisor to the
         Lender in connection with the refinancing of the Credit Facilities;
         plus (ii) the sum of Euros 9,800.00 corresponding to the legal fees incurred by Lender with Hengeler & Mueller Frankfurt in connection with the granting of the Guarantee of GEA and the Guarantee of Niro; plus
         (iii) the sum of US$11,521.15 corresponding to the expenses incurred by
         EksportCreditFonden of Denmark in connection with this Agreement; plus
         (iv) any and all Taxes, if any, incurred by the Lender in connection with the execution, delivery and registration of this Agreement and the other Credit Documents and the documents and instruments prepared in connection herewith or in anticipation hereof and any amendment, waiver or consent relating hereto or thereto.

                  (g) Opinion of Counsel to the Borrower. The Lender has
         received an opinion dated as of the date hereof, from "Cibils Robirosa
         - Labougle - Ibanez", Argentine counsel to the Borrower, substantially in the form attached as EXHIBIT C hereto.

                  (h) No Material Adverse Effect. To the sole opinion of the
         Lender, since June 30, 2003, no Material Adverse Effect has occurred.

                  (i) No Default. To the sole opinion of the Lender, no Event of
         Default has occurred and the representations and warranties contained in SECTION 6 are true as of the date hereof.

                  (j) Prepayment of Principal. On the date hereof, and
         simultaneously with the execution of this Agreement, the Borrower pays to the Lender, at the Payment Office, the sum of US$1,018,625.12
         corresponding to the first Scheduled Repayment.

                  (k) Payment of Accrued Interest. On the date hereof, and
         simultaneously with the execution of this Agreement, the Borrower pays to the Lender, at the Payment Office, the sum of US$54,225.82
         corresponding to compensatory interest accrued between July 1, 2003 and the date hereof under the Credit Facilities, at a rate of LIBOR plus
         425 basis points (4.25%) per annum over the Second Credit Facility and, at a rate of LIBOR plus 160 basis points (1.60%) per annum over the
         First Credit Facility.

                  (l) Other Payments of Fees and Expenses. On the date hereof, and simultaneously with the execution of this Agreement, the Borrower pays to RTA in concept of balance of the restructuring fee for the refinancing of the Credit Facilities, the sum of US$53,000 plus VAT and the applicable local gross revenue tax.

         SECTION 6. REPRESENTATIONS AND WARRANTIES.

         In order to induce the Lender to enter into this Agreement and to grant the refinancing of the Outstanding Principal Amount, the Borrower makes the following representations and warranties:

         6.1 Legal Status. The Borrower (i) is a sociedad anonima duly organized and validly existing under the Laws of Argentina, (ii) has full requisite power and authority to own its properties and assets and to transact the business in which is engaged and to do all things necessary or appropriate in respect of its business, and (iii) is duly qualified and authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualification, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         6.2 Power and Authority. The Borrower has full requisite power and authority to execute, deliver, maintain and perform the terms and provisions of each of the Credit Documents and has taken all necessary corporate actions to authorize the execution, delivery and performance of each of the Credit
Documents. The Borrower has duly executed and delivered each of the Credit
Documents, and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with the terms of such Credit Document, except that enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization and other relating laws affecting the rights of creditors.

         6.3 No Sovereign Immunity. Neither the Borrower nor any of its Assets,
properties and revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from set-off or any legal process
(whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of any jurisdiction, including Argentina.

         6.4 No Violation. Neither the execution, delivery or performance by the
Borrower of this Agreement and the other Credit Documents, nor the compliance by the Borrower with the terms and provisions hereof or thereof does or will (i)
contravene any provision of any Law or any order, writ, injunction or decree of any Governmental Authority binding on the Borrower and/or its Subsidiaries, (ii)
conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default in respect of, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon, any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract, lease or instrument to which the Borrower is a party or by which the properties or assets of the
Borrower are bound or to which the Borrower may be subject, or (iii) violate any provision of the estatutos sociales, certificate or articles of incorporation, by-laws or other organizational documents of the Borrower.

         6.5 Priority of the Outstanding Principal Amount. The Outstanding
Principal Amount constitutes direct, general, unconditional and unsubordinated
Indebtedness of the Borrower and ranks at least pari passu with all other senior secured Indebtedness of the Borrower.

         6.6 Compliance with Organizational Documents and Applicable Laws. The
Borrower is in compliance in all material respects with (i) its estatutos sociales, certificates or articles of incorporation, by-laws or other organizational documents, (ii) all applicable Laws of, and all applicable restrictions imposed by, all Governmental Authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for failure to (i) and (ii) above which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         6.7 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the maintenance, and/or execution and delivery of any Credit Document; or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

         6.8 Litigation. There is no litigation, action, suit, investigation, claim or proceeding pending or threatened with respect to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, or that could reasonably be expected to have a Material Adverse Effect.

         6.9 Financial Statements; No Material Adverse Effect. The audited financial statements of the Borrower at the end of its fiscal year ended as of
December 31, 2002, and the unaudited financial statements for the six-month period ended as of June 30, 2003, respectively, heretofore furnished to the
Lender, present fairly the financial condition of the Borrower at the date of such statements of financial condition, and the results of the operations of the
Borrower for the periods covered thereby. All

such financial statements have been prepared in accordance with Argentine GAAP.
Since June 30, 2003, there has been (i) no change which caused a Material
Adverse Effect in the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower or its respective Consolidated
Subsidiaries, and (ii) no liabilities or obligations with respect to the
Borrower or its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse
Effect.

         6.10 Properties. The Borrower has good and marketable title to all properties owned by it, free and clear of all Liens except for Liens not prohibited by this Agreement. With respect to any lease or rental agreement to which the Borrower is a party, (i) such lease or rental agreement is in full force and effect, (ii) the Borrower has complied in all material respects with all of the terms of such lease or rental agreement, (iii) there exists no event of default nor any event, act or condition (other than defaults or conditions which are not reasonably likely to have a Material Adverse Effect) which with notice or lapse of time, or both, would constitute an event of default thereunder by the Borrower or, to the knowledge of the Borrower, the lessor thereunder, and (iv) the Borrower is in possession of the premises demised under all such leases and rental agreements in which it is the lessee and is conducting business on such premises. All tangible properties of the Borrower used in its business are in good working order and condition (normal wear and tear excepted). The Borrower maintains insurance with financially sound and reputable insurers against losses, damages or other risks (including, without limitation, risks and liability to persons and property) in such manner and to the same extent as other companies in the business of the Borrower.

         6.11 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower
(including, without limitation, such factual information relating to the
Borrower as contained in the Credit Documents), for purposes of or in connection with this Agreement or any of the other Credit Documents, or any transaction contemplated herein or in any Credit Document is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the
Borrower to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not materially incomplete by omitting to state any fact necessary to make such information
(taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

         6.12 Withholding and Other Taxes.

         (a) As of the date hereof, all payments of interest by the Borrower to the Lender under this Agreement and any of the other Credit Documents in respect of the Obligations are subject to (i) Argentine withholding tax at an effective rate (x) of 35% or (y) 15.05% if the Lender is a Financial Institution
registered in a jurisdiction which is not considered as a null or low taxable jurisdiction in accordance with Argentine income tax law, as amended and regulated, or in a jurisdiction that has subscribed with the Republic of
Argentina, information exchange agreements, and which by virtue of internal regulations, no banking, securities trading or other type of information secrecy may be alleged, before an information request from the relevant tax authority, or (z) equal to the applicable withholding tax rate in accordance with a tax treaty for the avoidance of double taxation if the Payment Office of the Lender is

located in a country having such a tax treaty in force with Argentina, provided that such rate is lower than the one established under general provisions of
Argentine law, (ii) Argentine value-added tax at an effective rate of (x) 10.5%
if the Payment Office of the Lender is a Basle Bank, or (y) 21% otherwise, provided that is a registered entity for VAT purposes. The Borrower shall have to pay additional amounts pursuant to SECTION 4.4 (A) of this Agreement as will result in receipt by the Lender of such amounts as would have been received by the Lender had no such withholding been required.

         (b) Other than as set forth in this SECTION 6.12, no other Argentine withholding, value-added or other taxes are required to be paid in respect of, or deducted from, any payment required to be made by the Borrower under this
Agreement or any of the other Credit Documents.

         6.13 Licenses and Concessions. All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of the Borrower have been duly obtained and are in full force and effect other than those the failure of which to obtain and maintain would not have a Material
Adverse Effect. There are no restrictions or requirements which limit the
Borrower's availability to lawfully conduct its business or perform its obligations under this Agreement or any of the other Credit Documents.

         6.14 Form of Documentation. The Note and the Security Documents are in
proper legal form under their respective governing Laws for their enforcement thereof; provided, however, that the filing of an original of this Agreement or the Note together with an official Spanish translation thereof is required to enforce this Agreement or the Note in the courts of Argentina. Subject to the foregoing, any judgment against the Borrower of a court sitting in Curacao,
Netherlands Antilles, which satisfies the requirements of Articles 517 through
519 of Law 17,454, as amended by Law 22,434 (the National Code of Civil and
Commercial Procedure), is capable of being enforced in the courts of Argentina.

         6.15 Capitalization. The authorized capital stock of the Borrower whose title owners are listed in EXHIBIT I hereto, consists of: (i) 174,182,006, nominative and non-endorseable, Class "A" shares, with right to five votes per share; and (ii) 235,720,371, nominative and non-endorseable, Class "B" shares, with right to one vote per share. Each of the Borrower's shareholders owns its shareholdings free and clear of any and all Liens.

         6.16 Subsidiaries. The Borrower has the following Subsidiaries: (i)
ConSer Promotora y Asesora de Seguros S.A., (ii) Frigorifico Rydhans S.A., (iii)
Leitesol I.C.S.A., (iv) Marca 4 S.A., (v) Mastellone Hermanos do Brasil
Comercial e Industrial Ltda., (vi) Mastellone San Luis S.A., (vii) Promas S.A.,
and (viii) Puralactea S.A.

         6.17 Submission to Jurisdiction. The Borrower irrevocably (i) submits to the non-exclusive jurisdiction of the Netherlands Antilles or other competent courts in accordance with the provisions of SECTION 10.7 of this Agreement, and
(ii) agrees that this Agreement and the Note shall be governed by and construed in accordance with the Laws of the Netherlands Antilles.

         6.18 Mortgage and Pledge. After execution of this Agreement, the
Mortgage and the Pledge shall continue to be in full force and effect, and shall continue to give the Lender the Liens and the rights, powers, privileges and security interests created thereunder in favor of the Lender.

         6.19 No Novation. This Agreement does not constitute nor it may be construed as a novation of the obligations of the Borrower under the Credit
Facilities.

         6.20 Indebtedness Subject to the Refinancing. EXHIBIT J hereof contains a true and complete disclosure of the aggregate Indebtedness of the Borrower and its Subsidiaries existing as of the date hereof, whether matured and unpaid or unmatured, accelerated or not, which is to be refinanced by the Borrower (the
"Indebtedness Subject to the Refinancing").

         6.21 Compliance with Material Agreements. Other than the agreements listed in EXHIBIT J of this Agreement, the Borrower and its Subsidiaries, individually or jointly, are not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which the Borrower and its
Subsidiaries is a party or by which the Borrower and its Subsidiaries or any of their respective properties or Assets is bound, each of which agreements is in full force and effect, the result of which could have a Material Adverse Effect.

         6.22 Communication "A" 3602 of the Central Bank. The Borrower has duly complied with the information regime provided for in Communication "A" 3602 of the Central Bank as amended with respect to the amounts owed to the Lender under the Credit Facilities.

         SECTION 7. AFFIRMATIVE COVENANTS.

         The Borrower covenants and agrees that until the Outstanding Principal
Amount is repaid in full, together with all accrued interest thereon and all other Obligations incurred hereunder and under the Credit Documents, are paid in full:

         7.1 Information Covenants. The Borrower will furnish or cause to be furnished to the Lender:

         (a) Financial Statements. (i) As soon as available, but, in any event within ninety (90) calendar days after the end of each fiscal year of the
Borrower, the statements of financial condition of the Borrower as at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified by the Auditors, and (ii) as soon as available, but in any event within fifty (50) days after the end of each quarter, deliver to the Lender its consolidated financial statements for such period. The financial statements referred to in this SECTION 7.1 (A) shall be complete and correct in all material respects, prepared in reasonable detail and in accordance with Argentine GAAP. Additionally, and from time to time and upon written request of the Lender, the Borrower and its Subsidiaries shall furnish the Lender with such information about their business and financial condition as the Lender may reasonably require.

         (b) Officers' Certificate. At the time of the delivery of the financial statements provided for in SECTION 7.1 (A) above, a certificate of an authorized officer of the Borrower to the effect that, to the best of such officers'
knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof.

         (c) Notice of Default or Litigation. Other Notices. Promptly, and in
any event within two (2) Business Days after an officer of the Borrower obtains knowledge thereof, give written notice to the Lender of: (i) the occurrence of any event which constitutes a Default or Event of Default; (ii) any litigation, arbitration or governmental action or proceeding pending (y) against the
Borrower or its Subsidiaries which could have a Material Adverse Effect, or (z)
with respect to any Credit Document; and (iii) the occurrence of any other event which could have a Material Adverse Effect.

         (d) Other Reports and Filings. (i) Promptly upon written request from the Lender, copies of all financial information, proxy materials, information, reports and other material filings, if any, which the Borrower and its
Subsidiaries shall have filed with any Governmental Authority and with any international or national securities exchange and which are publicly available;
and (ii) timely, any information which the Borrower is required to provide the
Lender according to the Law.

         7.2 Compliance with Laws. The Borrower and its Subsidiaries will, comply with all applicable Laws, in respect of the conduct of their business and the ownership of their respective property.

         7.3 Books, Records and Inspections; Accounting and Audit Matters. The
Borrower and its Subsidiaries will keep proper books of record and accounts in which full, true and correct entries in conformity with Argentine GAAP and all requirements of Law shall be made of all dealings and transactions in relation to their business and activities, including, without limitation, all necessary trade and commercial documents evidencing the transactions contemplated herein.

         7.4 Maintenance of Property; Insurance. The Borrower and its
Subsidiaries will (i) keep all property necessary to the business of the
Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, (ii) maintain insurance on all such property in at least such amounts and against at least such risks as is consistent and in accordance with industry practices for companies similarly situated owning similar properties in the same general areas in which the Borrower and its Subsidiaries operates, and
(iii) furnish to the Lender, upon written request, full information as to the insurance carried and evidence of full payment of the insurance premiums owed thereunder.

         7.5 Maintenance of Approvals. The Borrower and its Subsidiaries will take all such further actions as shall be required to insure that all orders, consents, licenses, authorizations, validations, filings, recordings, exemptions, waivers and similar approvals from all Governmental Authorities or other third parties shall remain in full force and effect.

         7.6 Corporate Existence and Franchises, etc. The Borrower and its
Subsidiaries will do or cause to be done, all things necessary to preserve and keep in full

force and effect their existence and their material rights, franchises, licenses and patents; provided, however, that nothing in this SECTION 7.6 shall prevent the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not have a Material Adverse Effect.

         7.7 Further Assurances.

         (a) Provided that the conditions for transfer set forth in SECTION 10.4 are met, the Borrower will make, execute, endorse, acknowledge, file with and/or deliver to the Lender from time to time upon the Lender's request such documents and instruments towards the transfer of all or any portion of the Loan as contemplated in SECTION 10.4 of this Agreement or of the Securities, as the
Lender may reasonably require in order to carry out the transactions contemplated in SECTION 10.4 or the transfer of all or any portion of the
Securities.

         (b) The Borrower agrees that each action required by SECTION 7.7 (A)
shall be completed as soon as possible.

         7.8 Priority of the Outstanding Principal Amount. The Borrower will ensure that the Outstanding Principal Amount constitutes at all times, direct, general, unconditional and unsubordinated Indebtedness of the Borrower and shall at all times rank at least pari passu with all other senior secured Indebtedness of the Borrower.

         7.9 Trading with the Enemy Act. The transactions contemplated by this
Agreement will not violate the U.S. Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Treasury Department
(31 C.F.R. Subtitle B Chapter 5, as amended), or any ruling issued thereunder or under any enabling legislation or presidential executive order granting authority thereof.

         7.10 Central Bank's Regulations. The Borrower shall timely provide such information, fill such forms, execute such declarations, file such documentation and comply with all other requirements pursuant to applicable Laws, including but not limited to regulations of the Central Bank, other foreign exchange regulations and any successor regulations or laws, or as may be reasonably requested by the Lender, in order to be able to comply with all their payment obligations under this Agreement, as agreed herein, including but not limited to the timely payment in Dollars in the Lender's Payment Office of the amounts owed to the Lender under this Agreement as they become due (the "Requirements"). The
Lender shall supervise compliance of the Requirements by the Borrower, and shall fill such forms and declarations and provide such documentation required to be filled or provided by the Lender by applicable Laws.

         7.11 The Securities. The Pledge, the Mortgage, the Guarantee of GEA and
the Guarantee of Niro shall remain in full force and effect for as long as the
Outstanding Amount, plus interest, costs and expenses hereunder are not paid in full by the Borrower.

         7.12 New Pledge. By February 2006, the Borrower shall have registered at its expense with the competent authorities the corresponding documents evidencing a new pledge over the same equipment and inventory of the Borrower's milk powder production plant, and all other equipment and inventory imported by the Borrower from Niro under the Export Contract, granted under the Pledge, granting the

Lender the same rights granted under the Pledge and with the same priority rights for the benefit of the Lender, for the then Outstanding Amount, interest, fees and expenses due under this Agreement, and shall have paid any fees, expenses or Taxes applicable to the granting of the new pledge.

         7.13 Credit Documents. The Borrower shall timely comply with every other covenant and obligation under the Credit Documents.

         7.14 Communication "A" 3602 of the Central Bank. Within fifteen (15)
days as from the date hereof, the Borrower shall comply with the information regime provided for in Communication "A" 3602 of the Central Bank as amended with respect to the amounts owed to the Lender under this Agreement.

         7.15 "Most Favored Nation". No later than 10 Business Days after the execution of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement or instrument entered in connection with the refinancing of the Indebtedness Subject to the Refinancing, the Borrower shall furnish to the Lender a copy of any and all of such agreements, and promptly thereafter shall execute any supplemental agreement to this Agreement the Lender may request in order to extend and make applicable to this Agreement any covenant (either affirmative or negative, but excluding any collateral), event of default or any other provision undertaken by the Borrower under such agreements (i) which is not included herein (including without limitation financial and capital expenditure covenants), and/or (ii) which at the sole opinion of the Lender, results more favorable to the covenants or other provisions assumed by the Borrower hereunder.

         SECTION 8. NEGATIVE COVENANTS.

         The Borrower covenants and agrees that until the Outstanding Principal
Amount is repaid in full, together with all accrued interest thereon and all other Obligations incurred hereunder and under the Credit Documents, are paid in full:

         8.1 Liens. The Borrower will not create or permit to subsist any Lien or other encumbrance (other than liens arising from operation of law) over all or any of the present or future Assets or Operational Assets or revenues of the
Borrower or its Subsidiaries as security for any Liability, or enter into any arrangement as a consequence whereof it is as co-debtor, guarantor, either present or contingent, surety or any other ground whatsoever liable for any obligation of any other person except those liabilities which arise from operation of law, and provided that this clause shall not be applicable to:

         (i) pledges, mortgages or other encumbrances existing at the date of execution of this Agreement detailed in EXHIBIT H;

         (ii) after the refinancing of the Indebtedness Subject to the
Refinancing shall have been closed, any encumbrance on any Fixed Asset assumed securing new Indebtedness incurred or assumed solely for the purpose of financing up to 90 % of the cost of acquiring such Fixed Asset;

         (iii) any encumbrance on any property existing at the time of acquisition of such property and not created in connection with such acquisition;

         (iv) any encumbrance on any property securing an extension, renewal or refunding of any existing Indebtedness, provided that such encumbrance is limited to the property which was subject of the prior property, and provided further that the principal amount of the secured Indebtedness and the encumbrance is not increased as a result of such extension, renewal or refunding;

         (v) any tax or other statutory lien, provided that such lien shall be discharged within thirty (30) days after the date it is created or arises
(unless contested in good faith by the Borrower in which case it shall be discharged within thirty (30) days after final adjudication);

         (vi) encumbrances in connection with social security charges incurred in the ordinary course of business, provided that the Borrower shall not be entitled to grant a security interest on the Fixed Assets affected to the
Mortgage and the Pledge;

         (vii) encumbrances on Assets (other than Fixed Assets affected to the
Mortgage and the Pledge) incurred to secure payment of the refinancing of the
Indebtedness Subject to the Refinancing, provided, however, that prior to
December 31st, 2004, the Borrower may not create for such purposes, in one or more transactions, Liens over Operational Assets to secure payment of the refinancing of the Indebtedness Subject to the Refinancing in an aggregate amount exceeding US$20,000,000, and provided, further, however, that after
December 31st, 2004, the Borrower may create any encumbrance or Lien on any
Assets (other than Fixed Assets affected to the Mortgage and the Pledge), permitted to the Borrower under any agreement that shall have been entered by the Borrower in connection with the refinancing of the Indebtedness Subject to the Refinancing.

         8.2 Mergers and Consolidations. Sales and Conveyances. The Borrower
will not merge with or into or consolidate with or into (whether in a transaction or a series of transactions) any Person, or acquire all or substantially all of the assets of any Person, or sale or convey all or substantially all of its Assets to any Person, without prior consent of the
Lender, which consent shall not be given if said merger, consolidation, conveyance, transfer, lease or acquisition, may have a Material Adverse Effect.

         8.3 Dividends and Directors' Fees.

         (a) Dividends.

         Until sixty five percent (65%) of the Outstanding Amount, plus interest thereunder, is not fully repaid by the Borrower, the Borrower will not declare or pay any dividends, or return any capital or property, to its stockholders, in whatever form, or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by the Borrower with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

         (b) Directors' Fees.

         Neither the Borrower, nor any of its Subsidiaries, will pay salaries or any kind of fees, bonus or any similar compensation or retribution to their respective

Directors or members of the Surveillance Committee in concept of their general duties and/or specific or administrative and technical duties (comisiones especiales o funciones tecnico-administrativas), in excess of a maximum aggregate amount for the Borrower and its Subsidiaries of US$1,000,000.00 per
fiscal year.

         8.4 Transactions with Affiliates. The Borrower and its Subsidiaries will not, enter into any transaction or series of related transactions, with any
Affiliate of the Borrower or its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the
Borrower or its Subsidiaries as would be obtainable by the Borrower or its
Subsidiaries at that time in a comparable arm's-length transaction with a Person other than an Affiliate.

         8.5 Business. The Borrower and its Subsidiaries will not (i) change or modify their respective corporate type, (ii) change or modify their respective commercial activity, or (iii) engage in any business other than the businesses engaged in by the Borrower as of the date hereof.

         8.6 Limitation on Amendments; Limitation on Amendments of Certificate
of Incorporation, by-laws and Certain Other Agreements; etc. The Borrower and its Subsidiaries will not amend, modify or change their respective Certificates of Incorporation, by-laws, operating agreements or similar constituent documents, in a manner adverse to the Lender or any agreement entered into by them, with respect to their capital stock, or enter into any new agreement with respect to their capital stock in a manner that could reasonably be expected to be adverse to the Lender.

         8.7 Loans and Guaranties. Until December 31, 2004, the Borrower and its
Subsidiaries will not grant any loan (other than as a result of the financing of sales in the ordinary course of business) or guaranties of any nature whatsoever in favor of any Person without prior written authorization of the Lender, provided that the provisions of this SECTION 8.7 shall not prevent the Borrower from granting any loan or guaranty to employees, transporters and/or dairy farmers (tamberos) of the Borrower, which in the aggregate do not exceed at any time the amount of US$5,000,000.

         8.8 Limitation on the Creation of Subsidiaries. Until December 31,
2004, the Borrower shall not incorporate any new Subsidiaries without the prior written authorization of the Lender.

         8.9 Auditors. The auditors of the Borrower shall be (1) Deloitte &
Touche; or (2) any of the following: Ernst & Young, KPMG, Finterbusch Pickenhayn
Sibille, or PriceWaterhouseCoopers; or (3) any other international and independent auditing firm that the Borrower may elect with the prior written consent from the Lender (the "Auditors").

         8.10 Limitation on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any new Indebtedness; provided, however, that the provisions of this
SECTION 8.10 shall not prevent the Borrower from:

         (a) until the refinancing of the Indebtedness Subject to the
Refinancing shall have not been closed, to incur in any new Indebtedness to be exclusively applied to:

         (i) purchase at a discount any portion of the Indebtedness Subject to the Refinancing (the "Discount Indebtedness"); provided further, however, that if under the Discount Indebtedness the Borrower shall have agreed to make on or before December 31, 2004 one or more principal repayments which in their aggregate exceed the amount of US$2,000,000, then the Borrower shall have to prepay the last Scheduled Repayment of US$297,098.99 owed to the Lender hereunder due on June 30, 2006, on the same date that the Borrower shall have to make under the Discount Indebtedness a principal repayment in an amount which, together with any other principal repayments that shall have been previously made under the Discount Indebtedness (either voluntary or mandatory), exceeds the amount of US$2,000,000; and

         (ii) finance working capital of the Borrower or of its Subsidiaries, up to an aggregate amount of US$5,000,000.

         (b) after the refinancing of the Indebtedness Subject to the
Refinancing shall have been closed, to incur in any new Indebtedness solely for the purpose of:

         (i) purchasing Fixed Assets, provided that each such new Indebtedness shall not exceed the 90% of the acquisition cost of each such Fixed Asset; and

         (ii) finance working capital of the Borrower or of its Subsidiaries, up to such aggregate amount (if any) permitted to the Borrower under any agreement that shall have been entered by the Borrower in connection with the refinancing of the Indebtedness Subject to the Refinancing.

         SECTION 9. EVENTS OF DEFAULT.

         Upon the occurrence of any of the following specified events (each, an
"Event of Default"):

         9.1 Payments. The Borrower shall (i) default in the payment when due of any principal under the Outstanding Amount or (ii) default in the payment when due of any interest under the Outstanding Amount or any other amounts owing hereunder or under any other Credit Document; or

         9.2 Representations, etc. Any representation, warranty or statement made by or on behalf of the Borrower herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

         9.3 Covenants. The Borrower shall default in the due performance or observance of any term, covenant or agreement (other than those referred to in
SECTIONS 9.1 and 9.2 of this Agreement) contained in this Agreement or any other
Credit Document and any such default shall have continued unremedied for a period of five (5) calendar days after the date on which written notice thereof from the Lender to the Borrower is given; or

         9.4 Default Under Other Agreements. The Borrower or its Subsidiaries
shall:

         (i) fall within an event of default under any other credit agreement with the Lender or its Affiliates, or

         (ii) default in any payment of all or any portion of any Indebtedness
(other than Indebtedness under this Agreement and the Indebtedness Subject to the Refinancing) when due, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, or fall within an event of default thereunder, if the effect of such default is to accelerate, or to permit the acceleration of, any amounts owed thereunder; or

         (iii) after execution of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement or instrument entered in connection with the refinancing of the Indebtedness Subject to the Refinancing default in any payment thereunder when due, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, or fall within an event of default thereunder, if the effect of such default is to accelerate, or to permit the acceleration of, any amounts owed thereunder; or

         9.5 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under any bankruptcy or reorganization proceeding under the Laws of Argentina (including a "concurso preventivo" in accordance with the provisions of the Argentine Bankruptcy Law)
or any other jurisdiction (other than an Acuerdo Preventivo Extrajudicial in accordance with the provisions of the Argentine Bankruptcy Law); or an involuntary case under any such Laws ("pedido de quiebra") is commenced against the Borrower or its Subsidiaries, and the Borrower or its Subsidiaries do not
obtain dismissal thereof or do not contest it in good faith in the first available opportunity provided under Argentine Bankruptcy Law; or a custodian or receiver is appointed for, or takes charge of, all or substantially all of the property of the Borrower or its Subsidiaries; or the Borrower or its
Subsidiaries commences (or commence, as the case may be) any other proceeding under any reorganization, receivership, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or its
Subsidiaries, the Borrower or its Subsidiaries is (or are, as the case may be)
adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered; after execution of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement or instrument entered in connection with the refinancing of the
Indebtedness Subject to the Refinancing, the Borrower becomes into cesacion de pagos as provided in Sections 78 and 79 of Argentine Bankruptcy Law N(0) 24,522
as amended; the Borrower or its Subsidiaries suffers any appointment of any custodian or the like for it (or them, as the case may be) or any substantial part of their (or their, as the case may be) property and, to the extent applicable Law permits, the Borrower or its Subsidiaries to discharge or stay any such appointment, such appointment continues undischarged and/or unstayed for a period of ten (10) calendar days; or the Borrower or its Subsidiaries makes (or make, as the case may be) a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or its Subsidiaries for the purpose of effecting any of the foregoing; or after execution of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement or instrument entered in connection with the refinancing of the
Indebtedness Subject to the

Refinancing, the Borrower or its Subsidiaries shall generally not pay their debts as they become due or shall admit in writing their inability to pay their debts as they become due; or

         9.6 Judgments. One or more final judgments or non appealable decrees shall be entered against the Borrower or its Subsidiaries involving in the aggregate for the Borrower or its Subsidiaries a liability (not paid or fully covered by insurance) which could reasonably be expected to have a Material
Adverse Effect, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal, if necessary, within thirty (30)
calendar days after the entry thereof; or

         9.7 Denial of Liability.

         (a) The Borrower, shall deny or disaffirm their obligations under this
Agreement or any other Credit Document; or

         (b) any Law shall purport to render invalid, or preclude enforcement of, any provision of this Agreement or any other Credit Document or impair performance of the Borrower's obligations hereunder or under any other Credit
Document; or

         (c) any dominant authority asserting or exercising de jure or de facto governmental or police powers shall, by moratorium Laws or otherwise, cancel, suspend or defer the obligation of the Borrower or its Subsidiaries, to pay any amount required to be paid hereunder or under any other Credit Document; or

         9.8 Material Adverse Effect. Any event or condition shall occur or exist which, in the judgment of the Lender, could reasonably be expected to have a Material Adverse Effect or otherwise materially and adversely affect the rights and remedies of the Lender under any Credit Document; or

         9.9 Governmental Action. Any Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or other assets of the
Borrower or its Subsidiaries or shall have assumed custody or control of such property or other assets or of the business or operations of the Borrower or its
Subsidiaries, or shall have taken any action for the dissolution or disestablishment of the Borrower or its Subsidiaries, or any action that would prevent the Borrower or its Subsidiaries or their officers from carrying on the business of the Borrower or its Subsidiaries or a substantial part thereof; or

         9.10 Security Documents.

         (a) Any Security Document shall cease to be in full force and effect, or shall cease to give the Lender the Liens and the rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the collateral described therein, in favor of the Lender, superior to and prior to the rights of all third Persons, and subject to no Liens other than Liens permitted under such agreement); or

         (b) the Borrower or any of its Subsidiaries shall default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the Security Documents and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of such agreement; or

         (c) the Borrower shall default in the due performance or observance of the provisions of SECTION 7.11 of this Agreement; or

         9.11 Dissolution or Liquidation. The Borrower adopts any corporate resolution pursuant to, or any Governmental Authority decides, the dissolution or liquidation of the Borrower; or

         9.12 Change of Control. Any change occurs in the ownership or control of the Borrower which in the reasonable opinion of the Lender constitutes a
Material Adverse Effect, provided, however, that (i) one or more transfer of shares of the Borrower to any of its creditors as a consequence of the refinancing of the Indebtedness Subject to the Refinancing, which in the aggregate do not represent more than 49% of the capital stock and votes of the
Borrower as of the date hereof, and (ii) one or more transfer of shares of the
Borrower to (x) in the case of any current shareholder of the Borrower who is a natural person, to such individual's spouse or children (natural or adopted), any trust for such individual's benefit or the benefit of such individual's spouse or children (natural or adopted), or any corporation or partnership all of the direct and beneficial equity ownership of which is held by one or more of the above, or any Affiliate thereof; (y) in the case of any current shareholder of the Borrower who is a natural person, the heirs, executors, administrators or personal representatives upon the death of such person or upon the incompetency or disability of such person for purposes of the protection and management of such individual's assets; and (z) in the case of any current shareholder of the
Borrower who is not a natural person, any Affiliate of such person; shall not constitute an Event of Default under this SECTION 9.12;

         then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, then the Lender may take any and all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower (provided that, if an Event of Default specified in
SECTIONS 9.5 or 9.11 shall occur, the result which would occur upon the giving of written notice by the Lender to the Borrower as specified in clause (i) below shall occur automatically without the giving of any such notice): (i) declare the principal of and any accrued interest in respect of the Outstanding Amount and all obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (ii)
enforce any or all of the Liens and security interests created pursuant to the
Credit Documents, including the Note, and apply their proceeds to the payment of the Outstanding Amount, plus interest, costs and expenses hereunder and each and every other Obligation assumed by the Borrower hereunder; and (iii) exercise any other rights available under the Credit Documents.

         SECTION 10. MISCELLANEOUS.

         10.1 Payment of Expenses, etc. The Borrower shall: (i) whether or not the transactions herein contemplated are consummated, pay, in addition to the fees and expenses referred to in SECTION 5 (F) and (L), from time to time upon request, all

reasonable out-of-pocket costs and expenses of the Lender (including but not limited to legal fees) in connection with (y) the preparation of any amendment, waiver or consent relating to this Agreement, and (z) the enforcement of this
Agreement and the other Credit Documents and the documents and instruments referred to herein; (ii) pay and hold the Lender harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Lender) to pay such taxes; and (iii)
indemnify the Lender and its respective officers, directors, employees, representatives and agents (each, an "indemnified person") from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements
(collectively, "Losses") incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the indemnified person is a party thereto)
related to the entering into and/or performance of this Agreement or any other
Credit Document or the consummation of any transaction contemplated herein or in any other Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding and any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender which the Lender may sustain as a result of any default by the
Borrower to pay any sum under the Loan when required pursuant to the terms of this Agreement (but excluding any such Losses, to the extent determined by the final non-appealable judgment of a court of competent jurisdiction to have resulted directly and primarily by reason of the gross negligence or willful misconduct of the indemnified person).

         10.2 Right of Set-off. Upon the occurrence of an Event of Default, the
Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and apply any and all deposits of the Borrower (general or special) held by the
Lender (including, without limitation, by branches and agencies of the Lender wherever located) to or for the credit or the account of the Borrower, or any of its Affiliates, against and on account of the Obligations and liabilities of the
Borrower under this Agreement or under any of the Credit Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Lender shall have made any demand hereunder and although said
Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

         10.3 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing
(including telex or facsimile communication) and telexed, faxed or delivered by reputable overnight courier service: if to the Lender or the Borrower, at its address specified opposite its signature below; or, as to the Borrower or the
Lender, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when faxed, telexed or delivered, be effective when the facsimile is confirmed, confirmed by telex answerback or delivered by the overnight courier service, respectively, except that notices to the Lender shall not be effective until received by the Lender. All such notices and other communications, if not in
English, shall be accompanied by an English translation.

         10.4 Benefit of Agreement; Assignment. This Agreement and the other
Credit Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder or under any other Credit Document. The Lender or any of its assignees pursuant to this SECTION 10.4 may freely assign or participate this Agreement and any other Credit Document, in whole or in part to any Person.
The Lender shall bear all costs and expenses (including applicable Taxes and legal fees) incurred in connection with an assignment or transfer of its rights hereunder or under any other Credit Document, unless such assignment or transfer is based upon the occurrence of an Illegality, in which case the referred costs, expenses and Taxes shall be borne by the Borrower. Following any such assignment, any reference to the Lender in this Agreement or the other Credit
Documents shall thereafter refer to the Lender and to such assignee to the extent of their respective interests.

         10.5 No Waiver; Remedies Cumulative. No (i) failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document, or (ii) course of dealing between the Borrower and the Lender, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other
Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the
Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

         10.6 Computations. All computations of interest hereunder shall be made on the basis of a year of three hundred and sixty (360) days for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest is payable.

         10.7 Governing Law; Submission to Jurisdiction; Venue.

         (a) THIS AGREEMENT AND THE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE
PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE
GOVERNED BY THE LAWS OF THE NETHERLAND ANTILLES. ANY LEGAL ACTION OR PROCEEDING
WITH RESPECT TO THIS AGREEMENT OR THE NOTE MAY BE BROUGHT IN THE COURTS OF
CURACAO, NETHERLANDS ANTILLES, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT,
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT
OF ITS PROPERTY AND REVENUES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE
JURISDICTION OF THE AFORESAID COURTS.

         (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY
NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR
PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE

NOTE BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER
IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY
SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN
INCONVENIENT FORUM.

         (c) THE BORROWER, IN RESPECT OF ITSELF, ITS SUBSIDIARIES AND ITS
PROPERTIES AND REVENUES, HEREBY IRREVOCABLY AGREES THAT, TO THE EXTENT THAT THE
BORROWER, ITS SUBSIDIARIES OR ANY OF ITS PROPERTIES OR REVENUES HAVE OR MAY
HEREAFTER ACQUIRE ANY RIGHT OF IMMUNITY, WHETHER CHARACTERIZED AS SOVEREIGN
IMMUNITY OR OTHERWISE, FROM ANY LEGAL PROCEEDINGS (WHETHER FOR AN INJUNCTION,
SPECIFIC PERFORMANCE, DAMAGES OR OTHERWISE), WHETHER IN THE UNITED STATES,
ARGENTINA OR ELSEWHERE, TO ENFORCE OR COLLECT UPON THE EXECUTION OF THE NOTE,
THE MORTGAGE OR THE PLEDGE OR ANY OTHER LIABILITY OR OBLIGATION OF THE BORROWER
RELATED TO OR ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE
NOTE, THE MORTGAGE OR THE PLEDGE, INCLUDING, WITHOUT LIMITATION, IMMUNITY FROM
SERVICE OF PROCESS, IMMUNITY FROM JURISDICTION OR JUDGMENT OF ANY COURT OR
TRIBUNAL, IMMUNITY FROM EXECUTION OF A JUDGMENT, AND IMMUNITY OF ANY OF ITS
PROPERTIES OR REVENUES FROM ATTACHMENT PRIOR TO ANY ENTRY OF JUDGMENT, OR FROM
ATTACHMENT IN AID OF EXECUTION UPON A JUDGMENT, THE BORROWER, FOR ITSELF AND/OR
ITS SUBSIDIARIES AND ON BEHALF OF ITS PROPERTIES AND REVENUES AND THE ONES OF
ITS SUBSIDIARIES, HEREBY EXPRESSLY WAIVES ANY SUCH IMMUNITY, AND AGREES NOT TO
ASSERT ANY SUCH RIGHT OR CLAIM IN ANY SUCH PROCEEDING, WHETHER IN ARGENTINA OR
ELSEWHERE.

         (d) THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT
MAY EFFECTIVELY DO SO, IN CONNECTION WITH ANY LEGAL ACTION OR PROCEEDING ARISING
OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE, THE MORTGAGE OR THE
PLEDGE (COLLECTIVELY, "PROCEEDINGS") INSTITUTED AGAINST THE BORROWER IN
ARGENTINA, (I) THE RIGHT TO DEMAND THAT THE LENDER POST A PERFORMANCE BOND OR
GUARANTY (EXCEPCION DE ARRAIGO) AND (II) THE RIGHT TO CHALLENGE WITHOUT CAUSE
THE PRESIDING JUDGE OR ANY OTHER MEMBER OF THE COURT HAVING JURISDICTION OVER
ANY SUCH PROCEEDINGS.

         10.8 Obligation to Make Payments in Dollars. The obligation of the
Borrower to make payments in Dollars of the principal of and interest on the
Outstanding Amount and any other amounts due hereunder or under any other Credit
Document shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars, except to the extent such tender or recovery shall result in the actual receipt by the Lender of the full amount of Dollars expressed to be payable in respect of the principal of and interest on the Outstanding Principal
Amount and all other amounts due hereunder or under any other Credit Document.
The obligation of the Borrower to

make payments in Dollars as aforesaid shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Dollars of the amount, if any, by which such actual receipt shall fall short of the full amount of
Dollars expressed to be payable in respect of the principal of and interest on the Outstanding Principal Amount and any other amounts due under any other
Credit Document, and shall not be affected by judgment being obtained for any other sums due under this Agreement or under any other Credit Document.

         10.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         10.10 No Novation. This Agreement does not constitute a novation of the
Credit Facilities. If, notwithstanding the express agreement of the Parties in this regard, this Agreement were construed as a novation of the Credit
Facilities, the Parties agree according to Sections 803, 812 and 3190 of the
Argentine Civil Code, that the Mortgage and the Pledge shall remain in full force and effect in accordance with their terms, and shall be subject to
Argentine law as derechos reales granted on property located in Argentina.

         10.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         10.12 Amendment or Waiver. Neither this Agreement nor any other Credit
Document nor any term hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Lender.

         10.13 Survival. All indemnities set forth herein, including, without limitation, in SECTIONS 3 and 4.4 (A) of this Agreement, shall survive the execution and delivery of this Agreement and the Credit Documents until such time as all Obligations shall have been paid in full.

         10.14 Payment in Dollars. The Borrower irrevocably waives any right it may be entitled under any Law (based on any variation in the exchange rate between the Dollar and the Peso, the occurrence of any "force majeure" event or otherwise), which may allow the Borrower to make payment of any amount owed to the Lender under any of the Credit Documents in a currency different to the
Dollar.

                            [SIGNATURES ON NEXT PAGE]

                  IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Avenida Corrientes 345, 9th Floor                      MASTELLONE HERMANOS S.A., as Borrower
Buenos Aires, Argentina
Facsimile: 54-11-4327-3800
Telephone: 54-11-4327-1500
Attention: Joaquin Ibanez                              By:
           Joaquin Labougle                               -----------------------------------
                                                          Name:
                                                          Title:

Willemstad, Zeelandia Office Park,                     RABOBANK CURACAO N.V., as Lender
Kaya WGF Mensing 14, Curacao,
Netherlands Antilles
Facsimile: 5999-465-2066
Telephone: 5999-465-2011 (ext. 17)                     By:
Attention: Shayra Willems                                 -----------------------------------
                                                          Name:
                                                          Title:
with a copy to:

Avenida del Libertador 602,
25th Floor (1001)                                      By:
Buenos Aires, Argentina                                   -----------------------------------
Facsimile: 54-11-4515-5582                                Name:
Telephone: 54-11-4515-5500                                Title:
Attention: Hugo C. Pezzoni
           Eduardo Laudano

                                    EXHIBIT A
                        FORM OF PROMISSORY NOTE - PAGARE

US$4,850,595.80
Curacao, November 7, 2003

U$S4.850.595,80
Curacao, 7 de noviembre de 2003

FOR VALUE RECEIVED, Mastellone Hermanos S.A. (the "Drawer"), with domicile at
Ave. Leandro N. Alem 720, City of Buenos Aires, HEREBY INCONDITIONALLY PROMISES
TO PAY to RABOBANK CURACAO N.V. ("Rabobank") or to its order ON DEMAND the principal amount of United States Dollars Four Million Eight Hundred Fifty
Thousand Five Hundred Ninety Five with 80/100 (US$4,850,595.80).

POR IGUAL VALOR RECIBIDO, Mastellone Hermanos S.A. (el "Librador"), con
domicilio en Av. Leandro N. Alem 720, Ciudad de Buenos Aires, PAGARA
INCONDICIONALMENTE A LA VISTA a RABOBANK CURACAO N.V. ("Rabobank") o a su orden la suma de Dolares Estadounidenses Cuatro Millones Ochocientos Cincuenta Mil
Quinientos Noventa y Cinco con 80/100 (US$4.850.595,80).

The Drawer shall pay interest on the principal amount of this Note, from the date hereof until payment in full, at a rate of [__]% per annum.

El Librador pagara intereses sobre el capital del presente Pagare, desde la fecha del presente hasta su cancelacion total, a una tasa del [__]% anual.

The Drawer shall pay interest on any amount owed under this Note that is not paid by the date it is due (the "Due Date") at a rate per annum of 10%, as from the Due Date until effective cancellation. Interest shall be calculated on the basis of a 360-day year and actual days elapsed.

En caso de falta de pago de cualquier suma adeudada bajo el presente Pagare el dia que corresponda (la "Fecha de Pago"), el Librador pagara un interes punitorio a una tasa anual del 10% desde la Fecha de Pago hasta la fecha de pago efectivo. Los intereses se calcularan en base a un ano de 360 dias y por dias efectivamente transcurridos.

The principal hereof and interest hereon are payable at The Bank of New York,
One Wall Street, New York, NY, USA; SWIFT Address: IRVTUS3N; ABA # 021000018,
for credit to Rabobank Curacao N.V.; Account No. 890-0460-792; Reference:
Mastellone Hermanos S.A., invariably in lawful money of the United States of
America and immediately available funds.

El pago del monto consignado en este Pagare y sus intereses seran pagados en The
Bank of New York, One Wall Street, New York, NY, USA; SWIFT: IRVTUS3N; ABA #
021000018, para se acreditacion en la cuenta de Rabobank Curacao N.V. No.
890-0460-792; Referencia: Mastellone Hermanos S.A., indefectiblemente en moneda de curso legal de los Estados Unidos de America y de libre disponibilidad.

This Note shall be construed in accordance with the laws of the Netherlands
Antilles. The Drawer submit to the non-exclusive jurisdiction of the courts of
Curacao, Netherlands Antilles, and/or the Ordinary National courts of the City of Buenos Aires, Argentina, at the option of the holder. The Drawer hereby expressly recognizes and accepts that, in the event that the holder resorts to the courts of the City of Buenos Aires, the summary proceeding under articles
520 to 594 of the Argentine National Civil and Commercial Procedure Code will apply to the foreclosure of this Note as a pagare.

El presente Pagare se regira por las leyes de las Antillas Holandesas. El
Librador se somete a la jurisdiccion no exclusiva de los tribunales de Curacao,
Antillas Holandesas, y/o a los tribunales con competencia ordinaria de la Ciudad de Buenos Aires, Republica Argentina, a opcion del tenedor. El Librador reconoce
y acepta que, en el supuesto en que el presente Pagare se ejecute ante los tribunales de la Ciudad de Buenos Aires, la ejecucion se llevara a cabo conforme el proceso de juicio ejecutivo previsto en los articulos 520 a 594 del Codigo
Procesal Civil y Comercial de la Nacion Argentina para pagares.

The Drawer hereby waives protest of this Note. This Note may be presented for payment within five years as from the date hereof.

El Librador renuncia al protesto del presente Pagare. Este Pagare podra ser presentado para su pago dentro de los cinco anos de la fecha del presente.

This Note is a sole instrument issued in an English version and a Spanish version. In the event of any inconsistency between the English version and the
Spanish version, the English version shall prevail, except if enforcement of this Note is sought before any courts in Argentina in which case the Spanish version shall prevail.

El presente Pagare es un unico instrumento que se emite en version en ingles y en version en espanol. En caso de divergencia entre la version en ingles y la version en espanol, la version en ingles prevalecera, salvo en el supuesto en que el Pagare se ejecute ante tribunales de la Republica Argentina, en cuyo caso prevalecera la version en espanol.

This Note has been issued by the Drawer in accordance with the "Amended and
Restated Loan Agreement" entered into by the Drawer and Rabobank on this 7th day of November 2003.

El Presente Pagare es emitido por el Librador de acuerdo a lo previsto en el contrato denominado "Amended and Restated Loan Agreement" suscripto entre el
Librador y Rabobank el presente dia 7 de noviembre de 2003.

MASTELLONE HERMANOS S.A.

By:      [__________________]
Title:   [__________________]

     [SIGNATURE AND CAPACITY TO BE CERTIFIED BY AN ARGENTINE NOTARY PUBLIC]

                                    EXHIBIT B
                          FORM OF OFFICER'S CERTIFICATE

         I, THE UNDERSIGNED, ________________________ of Mastellone Hermanos
S.A. (the "Borrower"), a corporation organized and existing under the laws of the Republic of Argentina, DO HEREBY CERTIFY that:

         1. This Certificate is furnished pursuant to SECTION 5 (D) of the
Restated and Amended Loan Agreement, dated as of November 7, 2003, between the
Borrower, and Rabobank Curacao N.V. as the Lender (such agreement, as in effect on the sate of this Certificate, hereinafter the "Agreement"). Unless otherwise defined herein, capitalized terms used in this Certificate shall have meanings provided in the Agreement.

         2. Attached hereto as EXHIBIT I is a true and correct copy of the estatutos sociales of the Borrower as in effect on the day hereof together with all amendments thereto adopted through such date.

         3. Attached hereto as EXHIBIT II is a true and correct copy of resolutions duly adopted by the Board of Directors of the Borrower at a meeting on [_______] [_____], at which a quorum was present and acting throughout, which resolutions have not been revoked, modified, amended or rescinded and are in full force and effect. Except as attached hereto as EXHIBIT II, no resolutions have been adopted by the Board of Directors of the Borrower which deal with the execution, delivery or performance of any of the Credit Documents.

         IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of
November, 2003.

                            MASTELLONES HERMANOS S.A.

                            By:
                                   -----------------------------------
                            Name:
                                   -----------------------------------
                            Title: President

                            [Signatures and capacity shall have to be certified
                            by an Argentine Notary Public]

                                    EXHIBIT I
                    COPY OF THE BY-LAWS (ESTATUTOS SOCIALES)

                                   EXHIBIT II
                            RESOLUTIONS OF THE BOARD

                                    EXHIBIT C
              FORM OF OPINION OF ARGENTINE COUNSEL TO THE BORROWER

                                                  Buenos Aires, November 7, 2003

Messrs. RABOBANK CURACAO, N.V.

Ladies and Gentlemen:

We have acted as special Argentine counsel to Mastellone Hermanos S.A., a corporation organized and existing under the laws of the Republic of Argentina
(the "Borrower") in connection with the "Amended and Restated Loan Agreement"
dated as of the date hereof between Rabobank Curacao N.V. ("Rabobank") and the
Borrower (the "Agreement").

This opinion is being furnished to you pursuant to SECTION (I) of the Agreement.
Except as otherwise specified herein, capitalized terms used herein have the respective meanings ascribed thereto in the Agreement.

In such capacity, we have examined:

         (i) Copy of the Estatutos of the Borrower as amended and in effect as of the date hereof;

         (ii) Copy of the resolutions of the Board of Directors of the Borrower passed on October [__], 2003, authorizing the execution of the Credit
         Documents and the transactions contemplated thereby;

         (iii) Copy of the executed Agreement;

         (v) Copy of the Mortgage and the Pledge; and

         (vi) Copy of the executed Note.

In rendering the opinions expressed below, we have examined originals or conformed copies of such corporate records, agreements and instruments, certificates of public officials and such other documents and records, and such matters of law, as we have deemed appropriate as a basis for the opinions hereinafter expressed.

In giving this opinion, we have made the following assumptions:

(a) that all documents submitted to us as photostatic or faxed copies or specimen documents conform to their originals; and

(b) that the signatures, stamps and seals on the originals of all documents submitted to us are genuine.

We are licensed to practice law in Argentina. We express no opinion as to any laws other than the laws of Argentina and we have assumed that there is nothing in any other law that affects our opinion.

Based upon the foregoing, we are of the opinion that:

1. The Borrower (i) is a sociedad anonima duly organized and validly existing under the Laws of Argentina, (ii) has full requisite power and authority to own its properties and assets and to transact the business in which is engaged and to do all things necessary or appropriate in respect of its business, and (iii)
is duly qualified and authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualification, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2. The Borrower has full requisite power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents, and has taken all necessary corporate action to authorize the execution, delivery and performance of each of the Credit Documents. The Borrower has duly executed and delivered each of the Credit Documents, and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with the terms of each Credit Document, except that enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization and other relating laws affecting the rights of creditors.

3. Neither the Borrower nor any of its assets, properties and revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of Argentina.

4. Neither the execution, delivery or performance by the Borrower of the
Agreement and the other Credit Documents, nor the compliance by the Borrower with the terms and provisions thereunder, does or will (i) contravene any provision of any Law or any order, writ, injunction or decree of any
Governmental Authority binding on the Borrower; (ii) conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default in respect of, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon, any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract, lease or instrument to which the Borrower is a party or by which the properties or assets of the Borrower are bound or to which the
Borrower may be subject, or (iii) violate any provision of the estatutos sociales of the Borrower.

5. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any
Governmental Authority of Argentina is required to authorize, or is required in connection with, (i) the execution and delivery of any Credit Document (other than the eventual renewal of the Pledge with the corresponding authorities); or
(ii) the legality, validity, binding effect or enforceability of any such Credit
Document.

6. After execution of the Agreement, the Mortgage and the Pledge (i) shall continue to be in full force and effect in accordance with their respective terms and conditions, (ii) shall continue to constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with all of its terms, except that enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization and other relating laws affecting the rights of creditors, and (iii) shall continue to give Rabobank the Liens and the rights, powers, privileges and security interests created thereunder in favor of
Rabobank.

7. There is no litigation, action, suit, investigation, claim or proceeding pending or threatened with respect to the Credit Documents or the transactions contemplated thereby that could reasonably be expected to have a Material
Adverse Effect.

8. As of the date hereof, all payments of interest by the Borrower to the Lender under the Agreement and any of the other Credit Documents are subject to (i)
Argentine withholding tax at an effective rate of (x) 35% or (y) 15.05% if the
Lender is a Financial Institution registered in a jurisdiction which is not considered as a null or low taxable jurisdiction in accordance with Argentine income tax law, as amended and regulated, or in a jurisdiction that has subscribed with the Republic of Argentina, information exchange agreements, and which by virtue of internal regulations, no banking, securities trading or other type of information secrecy may be alleged, before an information request from the relevant tax authority, or (z) equal to the applicable withholding tax rate in accordance with a tax treaty for the avoidance of double taxation if the
Payment Office of the Lender is located in a country having such a tax treaty in force with Argentina, provided that such rate is lower than the one established under general provisions of Argentine law, (ii) Argentine value-added tax at an effective rate of (y) 10.5% if the Payment Office of the Lender is a Basle Bank,
or (z) 21% otherwise, provided that is a registered entity for VAT purposes.
There are no other applicable taxes, fees or other governmental charges required to be paid in connection with the execution, delivery or performance of any of the Credit Documents, other than the court tax applicable to actions brought before Argentine courts, currently levied at the rate of 3% of the amount in dispute in the courts sitting in the City of Buenos Aires.

9. The authorized capital stock of the Borrower, whose title owners are listed in EXHIBIT I of the Agreement, (i) 174,182,006, nominative and non-endorseable,
Class "A" shares, with right to five votes per share; and (ii) 235,720,371, nominative and non-endorseable, Class "B" shares, with right to one vote per share. Each of the Borrower's shareholders owns its shareholdings detailed in
EXHIBIT I of the Agreement free of any Lien.

10. To ensure the legality, validity, enforceability, priority or admissibility in evidence in Argentina of each of the Credit Documents or any other document provided for by any of the Credit Documents, it is not necessary that any of such Credit Documents or document be registered, recorded or filed with any court or other authority in Argentina or be notarized or that any documentary, stamp or similar tax, imposition or charge be paid on or in respect of any such document or document, except that any Credit Document in any language other than
Spanish must be officially translated into Spanish prior to its submission for consideration of any Argentine authority or its admission as evidence in any
Argentine court and any public document granted in any country other than
Argentina must be duly apostilled

or legalized before the competent Argentine Consulate and before the Ministry of
Foreign Relations of Argentina, as applicable.

11. It is not necessary under the laws of Argentina in order for the Lender to enforce any of its rights under any of the Credit Documents that the Lender be licensed, qualified or entitled to carry on business in Argentina.

12. The provisions in the Credit Documents as to (a) the choice of Netherlands
Antilles law as the governing law, (b) the waiver of any right to jurisdiction to which the Borrower may be entitled on account of place of residence or domicile, and (c) the waiver by the Borrower to the extent permitted by the Laws of Argentina of any benefit of any provision of law to require that in any suit, action or proceeding brought in Argentina arising out of or relating to any
Credit Document security for litigation costs or performance bond or a guaranty be posted, are valid, binding and enforceable under Argentine law.

13. A final and conclusive judgement in respect of any Credit Document obtained from a federal court or state court sitting in Curacao, Netherlands Antilles, will be recognized by and be enforceable against the Borrower in the courts of the City of Buenos Aires or any Argentine federal court provided that the following requirements of Section 517 of Law No. 17,454, as amended by Law No.
22,434 (National Code of Civil and Commercial Procedures) are met: (i) the
judgment, which must be final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine conflict of laws principles regarding jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against the foreign action, (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law, (iv) the judgment does not violate the principles of public policy of Argentine law, and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

This legal opinion is addressed to you solely for your benefit in connection with the transactions contemplated in the Agreement. It is not to be relied upon by anyone else without our express written consent.

Very truly yours,

                                    EXHIBIT D
                          LIST OF LIENS OF THE BORROWER

                                    EXHIBIT E
                                  THE MORTGAGE

                                    EXHIBIT F
                                   THE PLEDGE

                                    EXHIBIT G
                                GUARANTEE OF NIRO

                                    EXHIBIT H
                                GUARANTEE OF GEA

                                    EXHIBIT I
                          SHAREHOLDERS OF THE BORROWER

                                                    Classes of Shares
                    SHAREHOLDER      5 VOTES (CLASS "A")     1 VOTES (CLASS "B")
 Pascual Mastellone                           35.211.300              56.333.282
 Victorio Bruno Mastellone                    35.211.297              56.333.278
 Jose Mastellone                              35.211.297              56.333.278
 Dallpoint Investments LLC                    68.548.112              66.720.533
                                             174.182.006             235.720.371

                                    EXHIBIT J
                          INDEBTEDNESS OF THE BORROWER

INDEBTEDNESS SUBJECT TO LIENS

--------------------------------------------------------------------------------
                    Creditor                  Principal (US$)
--------------------------------------------------------------------------------
Total CREDIT LYONNAIS                                            10.594.514
Total RABOBANK LP5                                                4.850.596
TOTAL AMOUNT OF PRINCIPAL                                        15.445.110

INDEBTEDNESS NOT SUBJECT TO LIENS

--------------------------------------------------------------------------------
                    Creditor                  Principal (US$)
--------------------------------------------------------------------------------
                                                 TOTAL (1)
Total ALFABANQUE                                                 29.131.433
Total ALL FIRST BANK                                              1.698.616
Total BCO.NACION ARG.                                             3.000.000
Total CIUDAD DE BS.AS.                                            2.495.643  (1)
Total CREDIT LYONNAIS                                            15.274.521
Total DRESDNER BANK                                               5.595.791
Total ONU$S225MILL                                              225.000.000
Total PARIBAS                                                     4.741.250
Total RABOBANK                                                    8.310.613
Total SCOTIABANK                                                  1.141.760  (1)
Total SOCIETE GENERALE                                            8.638.378  (1)
Total VEREINSBANK                                                18.285.553
TOTAL AMOUNT OF PRINCIPAL                                       323.313.558

Includes debt converted into pesos and expressed in US$